Press Release

Vuzix Corporation Announces Pricing of Public Offering of Common Stock and Warrants

ROCHESTER, N.Y., – July 30, 2013 – Vuzix Corporation (TSX-V: VZX, OTC:BB: VUZI, FMB:V7X), a leading developer and supplier of smart glasses, today announced the pricing of its public offering of 3,500,000 shares of common stock, and warrants to purchase up to an aggregate of 3,500,000 shares of common stock, at a public offering price of $2.00 per share and $0.0001 per warrant. The warrants have a per share exercise price of $2.25, are exercisable immediately, and expire 5 years from the date of issuance.

The gross proceeds to Vuzix from the offering are expected to be approximately $7,000,000 before underwriting discounts and commissions and other offering expenses. All of the shares and warrants in the offering are being sold by the Company.

The Company intends to use the net proceeds received from the offering to complete commercialization of the M100 Smart Glasses, winner of the Best of Innovations and Engineering award at the 2013 Consumer Electronics Show (CES), and the VFX720 video head phone products, and waveguide technologies, repayment of certain of debt (consisting of principal and interest on outstanding notes, convertible debentures and bank loans) in the amount of approximately $2,025,000 , and for working capital and general corporate purposes.

The Company has granted the representative of the underwriters a 45-day option to purchase up to 525,000 additional common shares from Vuzix and/or 525,000 additional warrants to cover over-allotments, if any. The offering is expected to close on August 5, 2013, subject to customary closing conditions.

Aegis Capital Corp. is acting as sole book-running manager for the offering.

Chardan Capital Markets is acting as a financial advisor for the offering.

In connection with the closing of the offering, the Company anticipates that its common stock may be suspended from trading on the TSX Venture Exchange, and that it may be delisted thereafter, as a result of the common stock being sold at a greater than 20% discount to the current market price.

Registration statement on Form S-1 relating to the shares and warrants have been filed with the Securities and Exchange Commission and are effective. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC's web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email:prospectus@aegiscap.com., or from the above-mentioned SEC website.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear products in the consumer, commercial and entertainment markets. The Company's products, personal display devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 33 patents and 15 additional patents pending and numerous IP licenses in the Video Eyewear field. The company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2013 and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (TSX-V:VZX - News, OTC:BB: VUZI, FMB: V7X) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan. For more information visit www.vuzix.com.

Forward-Looking Statements Disclaimer

Certain statements contained in this release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to the closing of the private placement financing, the completion of the M100 Smart Glasses, among other things, and the Company's leadership in the Video Eyewear industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further Investor Information, please contact:

Vuzix Corporation
75 Town Centre Drive
Rochester, NY 14623 USA
Investor Information – Grant Russell
IR@Vuzix.com
Tel: +1 (585) 359-7562
Vuzix.com

SOURCE: Vuzix Corporation

For further information: http://www.vuzix.com